EXHIBIT 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

AHERN RENTALS, INC.

Pursuant to Sections 78.390 and 78.403 of the Nevada Revised Statutes, the undersigned, being the President of Ahern Rentals, Inc., a Nevada corporation (the “Company”), certifies that the following amended and restated articles of incorporation were adopted by unanimous written consent of the stockholders holding 1,000 shares of the capital stock of the Company, the same being all of the shares issued and outstanding having voting power, effective as of April 30, 2004.

ARTICLE I

NAME

The name of the Corporation shall be AHERN RENTALS, INC. (hereinafter referred to as the “Corporation”).

ARTICLE II

DURATION

The Corporation shall have perpetual existence.

ARTICLE III

BUSINESS ACTIVITIES

The purpose of the Corporation shall be to engage in any lawful activity and any activities necessary, convenient, or desirable to accomplish such purpose, and to do all other things incidental thereto which are not forbidden by law or by these Articles of Incorporation.

ARTICLE IV

SHARES OF STOCK

The total number of authorized shares of the Corporation is 25,000 shares of common stock having no par value.  The consideration for the issuance of shares may be paid in whole or in part, in money, labor, services, property or other thing of value.  When payment of the consideration for the shares has been received by the Corporation, such shares shall be deemed to be fully paid.  The judgment of the Board of Directors as to the value of the consideration for the shares shall be conclusive.

ARTICLE V

DIRECTORS & OFFICERS

The business and affairs of the Corporation shall be conducted by a Board of Directors.  The Corporation shall initially have one (1) director.  The Corporation may provide in its certificate or Articles of Incorporation, or in an amendment thereto, or in its Bylaws, for a fixed number of directors or a variable number of directors within a fixed minimum and maximum, and for the manner in which the number of directors may be increased or decreased.  The number of directors shall be set forth in the Bylaws of the Corporation and may be changed from time to time.  Directors need not be stockholders of the Corporation nor residents of Nevada, but must be al least 18 years old.

The successors of the first Board of Directors shall be elected (a) at the annual meeting of the stockholders, to be held on the date and at the time provided in the Bylaws;  (b) at any special meeting of the stockholders called and held for that purpose; or (c) by written consent as provided for in the bylaws; provided, however, that any one or more of the directors may be removed with or without cause at any time by a vote or written consent of the stockholders representing not less than two-thirds (2/3) of the issued and outstanding capital stock entitled to voting power.  Vacancies on the Board of Directors, however arising, may be filled at any time and from time to time by the remaining directors.

The Board of Directors shall elect or appoint a president, a secretary, a treasurer, a resident agent, and such other officers or agents for the administration of the business of the Corporation as it shall from time to time determine.  Such persons need not be stockholders of the Corporation nor members of the Board of Directors.

ARTICLE VI

DIRECTORS’ CONTRACTS

No contract or other transaction between this Corporation and one or more of its directors or any other person, partnership, corporation, firm, association or entity in which one or more of this Corporation’s directors arc directors or officers or are financially interested, shall be either void or voidable because of such relationship or interest, or because such director or directors are present at the meeting of the board of directors, or a committee thereof which authorizes, approves or ratifies such contract or transaction, or because his or their votes are counted for such purpose and each such director of this Corporation is hereby released from liability which might otherwise exist from such contract if:  (a) the fact of such relationship or interest is disclosed or known to the Board of Directors or committee which authorizes, approves or ratifies the contract or transaction; (b) the contract or transaction is approved by sufficient vote or consent without counting the votes or consents of such interested director; (c) the fact of such relationship or interest is disclosed or known to the stockholders entitled to vote and they authorize, approve or ratify such contract or transaction by vote or written consent; or (d) the contract or transaction is fair and reasonable to the Corporation.  If the fact of such relationship or interest is known, then the common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or committee thereof which authorizes, approves or ratifies such contract or transaction.

ARTICLE VII

LIMITED LIABILITY OF OFFICERS AND DIRECTORS

No officer or director of the Corporation shall be liable to the Corporation or its stockholders for damages for breach of a fiduciary duty as a director or officer other than for:  (a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or (b) the payment of dividends in violation of NRS 78.300.

The Corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the Corporation has the authority to indemnify him against such liability and expenses.

The Corporation shall indemnify all of its officers and directors, past, present and future, against any and all expenses incurred by them, and each of them, including but not limited to legal fees, judgments, and penalties which may be incurred, rendered or levied in any legal action brought against any officer or director for any act or omission alleged to have been committed while acting within the scope of their duties as officers or directors of the Corporation.

ARTICLE VIII

ASSESSMENTS

To the extent permitted by law, the private property of each and every stockholder, officer and director of the Corporation, real or personal, tangible or intangible, now owned or hereafter acquired by any of them, is and shall be forever exempt from all debts and obligations of the Corporation of any kind whatsoever.  No paid-up stock and no stock issued as fully paid up shall be subject to any assessment to pay any debt of the Corporation.

ARTICLE IX

AMENDMENT

These Articles of Incorporation may be amended by the affirmative vote of a majority of the shares entitled to vote on each such amendment.

/s/ DON F. AHERN
Don F. Ahern, President